Exhibit 99.1

Applied Digital Closes $375 Million Financing with SMBC to Support Ellendale HPC Campus

●	Sumitomo Mitsui Banking Corporation (“SMBC”) leads a $375 million financing for the Company’s Ellendale High Performance Computing (“HPC”) data center campus (the “Ellendale HPC Campus”)

●	Provides further validation of the Ellendale HPC Campus through a partnership with one of the world’s leading data center financing platforms

DALLAS – February 12, 2025 — Applied Digital Corporation (Nasdaq: APLD) (“Applied Digital” or the “Company”), a designer, builder, and operator of next-generation digital infrastructure for HPC applications, announced today that the Company, through its HPC subsidiary APLD HPC Holdings LLC (“APLDH”), closed a $375 million financing with SMBC. The Company used a portion of the proceeds to repay its obligations under the Macquarie Capital senior secured note, and the remaining proceeds are intended to be used to advance the development of the first and second data center buildings at the Ellendale HPC Campus.

“We are excited to partner with SMBC on this financing and appreciate their confidence in our vision,” said Saidal Mohmand, Chief Financial Officer of Applied Digital. “This financing enables us to advance the development of our Ellendale HPC Campus, and we look forward to strengthening our relationship with SMBC as we continue scaling our HPC data center platform. We expect this financing to bridge us to more permanent project financing once we get a hyperscaler lease signed for the Ellendale HPC Campus.”

“Structuring and leading this landmark transaction is a great start to a partnership with Applied Digital,” said Nick Donias, Director, Infrastructure Finance – Americas at SMBC. “We look forward to continuing to work with Applied Digital as they build out the next generation of hyperscale data centers.”

The Company plans to replace this interim SMBC loan with a permanent project financing. The Company does not expect this permanent project financing to be, and the current loan is not, dilutive to the Company’s common stock.

Northland Capital Markets acted as Capital Markets Advisor to the Company. Milbank LLP and Lowenstein Sandler LLP acted as legal counsel to the Company. Paul Hastings LLP acted as legal counsel to SMBC.

About Applied Digital

Applied Digital (Nasdaq: APLD) develops, builds and operates next-generation data centers and cloud infrastructure. Different by design, the Company’s purpose-built facilities are engineered to unleash the power of accelerated compute and deliver secure, scalable and sustainable digital hosting, along with turnkey CSaaS and GPU-as-a-Service solutions. Backed by deep hyperscale expertise and a robust pipeline of available power, Applied Digital accommodates AI Factories and beyond to support the world’s most exacting AI/ML, blockchain and high-performance computing (HPC) workloads.

About SMBC

SMBC Group is a top-tier global financial group. Headquartered in Tokyo and with a 400-year history, SMBC Group offers a diverse range of financial services, including banking, leasing, securities, credit cards, and consumer finance. The Group has more than 150 offices and 120,000 employees worldwide in nearly 40 countries. Sumitomo Mitsui Financial Group, Inc. (SMFG) is the holding company of SMBC Group, which is one of the three largest banking groups in Japan. SMFG’s shares trade on the Tokyo, Nagoya, and ADRs on the New York (NYSE: SMFG) stock exchanges. In the Americas, SMBC Group has a presence in the U.S., Canada, Mexico, Brazil, Chile, Colombia, and Peru. Backed by the capital strength of SMBC Group and the value of its relationships in Asia, the Group offers a range of commercial and investment banking services to its corporate, institutional, and municipal clients. It connects a diverse client base to local markets and the organization’s extensive global network. The Group’s operating companies in the Americas include Sumitomo Mitsui Banking Corp. (SMBC), SMBC America’s Holdings, Inc., SMBC Nikko Securities America, Inc., SMBC Nikko Securities Canada, Ltd., SMBC Capital Markets, Inc., SMBC MANUBANK, JRI America, Inc., SMBC Leasing and Finance, Inc., Banco Sumitomo Mitsui Brasileiro S.A., and Sumitomo Mitsui Finance and Leasing Co., Ltd. (collectively, SMBC Group Americas Division). For more information, please visit www.smbcgroup.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives and future financing plans. These statements use words, and variations of words, such as “will,” “continue,” “build,” “future,” “increase,” “drive,” “believe,” “look,” “ahead,” “confident,” “deliver,” “outlook,” “expect,” “project” and “predict.” Other examples of forward-looking statements may include, but are not limited to, (i) statements of Company plans and objectives, including our evolving business model, or estimates or predictions of actions by suppliers, (ii) statements of future economic performance, (iii) statements of assumptions underlying other statements and statements about the Company or its business, (iv) the Company’s ability to effectively apply the net proceeds from the transaction as described above, and (v) the Company’s plans to obtain future project financing. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. These risks, uncertainties, and other factors include: our ability to complete construction of the Ellendale HPC data center; our ability to complete the negotiation and execution of the definitive transaction documents required to close the Macquarie Asset Management facility; our ability to raise additional capital to fund the ongoing data center construction and operations; our dependence on principal customers, including our ability to execute leases with key customers, including leases for our Ellendale HPC campus; our ability to timely and successfully build new hosting facilities with the appropriate contractual margins and efficiencies; power or other supply disruptions and equipment failures; the inability to comply with regulations, developments and changes in regulations; cash flow and access to capital; availability of financing to continue to grow our business; decline in demand for our products and services; maintenance of third party relationships; and conditions in the debt and equity capital markets. Information in this release is as of the dates and time periods indicated herein, and the Company does not undertake to update any of the information contained in these materials, except as required by law.

Investor Relations Contacts

Matt Glover or Ralf Esper

Gateway Group, Inc.

(949) 574-3860

APLD@gateway-grp.com

Media Contact

Buffy Harakidas, EVP and Jo Albers

JSA (Jaymie Scotto & Associates)

jsa_applied@jsa.net

(856) 264-7827